 Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

September 30, 2026

To the Board of Directors of Reiturn Fund 1 LLC,

We hereby consent to the use of our Auditors’ Reports on the financial statements of Reiturn Fund 1 LLC (the “Company”) in the Company’s Offering Statement on Form 1-A, as follows:

Our Auditors’ Report dated June 26, 2026, on the balance sheet of the Company as of May 12, 2026 (the date of inception), and the related statements of income, changes in stockholders’ equity, and cash flows for the date then ended, and the related notes to the financial statements; and we also consent to the application of such reports to the financial information in the Company’s Form 1-A, when such financial information is read in conjunction with the financial statements referred to in our reports.

Best,

Alice.CPA LLC

Alice.CPA LLC
Robbinsville, New Jersey
September 30, 2026